UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

August 14, 2014

Date of Report (Date of earliest event reported)

PRGX Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	0-28000	58-2213805
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100 Atlanta, Georgia		30339 - 5949
(Address of Principal Executive Offices)		(Zip Code)

(Registrant’s Telephone Number, Including Area Code): 770-779-3900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2014, PRGX Global, Inc. (the “Company”) entered into a Separation Agreement (the “Separation Agreement”) with James R. Shand, the Company’s Senior Vice President – Global Practice Management. Pursuant to the Separation Agreement, the employment agreement between the Company and Mr. Shand (the “Employment Agreement”) was terminated effective August 14, 2014 and Mr. Shand’s employment relationship with the Company was terminated effective August 15, 2014 (the “Termination Date”). All of the below described terms are consistent with what Mr. Shand was entitled to under the terms of his Employment Agreement. The material terms of the Separation Agreement are as follows:

1. Post-employment Compensation. The Separation Agreement provides for the Company to make severance payments to Mr. Shand in the form of salary continuation for a period of twelve months from the Termination Date to be paid in accordance with the Company’s standard pay practices, subject to the deferral of any such payments as a result of Section 409A of the Internal Revenue Code. Mr. Shand will also receive the annual bonus, if any, that he would have received for calendar year 2014 had he remained employed with the Company, pro-rated for the number of days Mr. Shand was employed in 2014 on and before the Termination Date, which bonus, if any, will be paid at the time such bonus would otherwise have been paid had Mr. Shand continued employment. The Company will permit Mr. Shand to continue healthcare plan coverage for himself, his spouse, and his eligible dependents for a period of twelve months from the Termination Date on the same basis and at the same cost as if he remained employed, provided that such coverage shall terminate in the event Mr. Shand becomes eligible for coverage under another employer’s plan. Mr. Shand’s outstanding unvested options, restricted stock and other equity-based awards will vest in full on the date which the applicable revocation period expires under a release agreement executed by Mr. Shand (the “Release”), provided that Mr. Shand has not elected to revoke the Release. Mr. Shand’s outstanding stock options will remain outstanding until the earlier of (a) one year from the Termination Date or (b) the original expiration date of the options. Mr. Shand is also entitled to one year of outplacement services of up to $20,000.

2. Business Protection Agreements. Mr. Shand is bound by confidentiality provisions, non-competition covenants and non-solicitation restrictions concerning both customers and employees of the Company.

3. Release. In order to collect his severance benefits, Mr. Shand has executed and delivered to the Company the Release, pursuant to which Mr. Shand agreed to release all claims, causes of action, liabilities or demands of any kind or nature, known or unknown, arising on or before the date of the Release against the Company and its subsidiaries and affiliates and their respective officers, directors, employees, agents, insurers, assigns and successors in interest, subject to the expiration of the applicable revocation period under the Release.

The foregoing description is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

The following exhibits are filed herewith:

Exhibit 10.1	Separation Agreement dated August 14, 2014, by and between Mr. James R. Shand and the Company

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.

By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: August 20, 2014

EXHIBIT INDEX

Exhibit Number	Description

10.1	Separation Agreement dated August 14, 2014, by and between Mr. James R. Shand and the Company